THE SPANISH CABINET OF MINISTERS NOTIFIES ENEL THE AUTHORIZATION TO EXERCISE THE VOTING RIGHT IN ENDESA UP TO 24.99%

Rome/Madrid, 17 May 2007 - ENEL S.p.A. (Enel) communicates that today the Spanish Cabinet of Ministers has notified its subsidiary ENEL ENERGY EUROPE S.r.L. (EEE) the Resolution of the same Cabinet dated April 27, 2007 granting EEE the right to exercise the voting rights associated with shares acquired or underwritten representing up to a maximum of 24.99% of the share capital of ENDESA S.A. (Endesa).

The mentioned Resolution also establishes that - in the event the limitation to the voting rights in Endesa’s bylaws is terminated, and EEE is able to exercise voting rights in excess of 10% of the share capital of Endesa, or in the event EEE otherwise appoints members of the Endes’s Board of Directors – the authorization granted is conditioned upon compliance by EEE with some information duties towards the General Secretary of Energy with regard to the  corporate strategy, agreements, resolutions and actions it may undertake that affect material interests in Spanish public safety.

Enel SpA – Registered Office 00198 Roma, Viale Regina Margherita 137 – Companies Register of Roma and Tax I.D. 00811720580 – R.E.A. of Roma 756032 - VAT Code 00934061003

Stock Capital Euro 6,157,071,646 (at december 31, 2005) fully paid-in

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